SCHEDULE 14A INFORMATION

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The Talbots, Inc.

(Name of Registrant as Specified In Its Charter)

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April 21, 2005
ANNUAL MEETING OF SHAREHOLDERS
May 26, 2005
Dear Shareholder:
      It is a pleasure for us to extend to you a cordial invitation to attend the 2005 Annual Meeting of Shareholders of The Talbots, Inc. to be held at 9:00 a.m. on Thursday, May 26, 2005 at The John Hancock Hotel & Conference Center, 40 Trinity Place, Boston, Massachusetts. The Notice of the Annual Meeting, Proxy Statement and form of proxy are enclosed with this letter.
      Your vote at the Annual Meeting is important to Talbots and we ask you to vote your shares by following the voting instructions in the enclosed proxy.
      We look forward to seeing you at the Annual Meeting.

Sincerely,

ARNOLD B. ZETCHER
Chairman, President and Chief
Executive Officer

PROXY STATEMENT
GENERAL
ITEM 1. ELECTION OF DIRECTORS
Corporate Governance
Report of the Audit Committee*
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
OPTION GRANTS IN LAST FISCAL YEAR
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES
SUMMARY OF EXISTING EQUITY COMPENSATION PLANS
PENSION PLAN TABLE ($)
Report on Compensation of Executive Officers*
BENEFICIAL OWNERSHIP OF COMMON STOCK
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
ITEM 2. APPROVAL OF AMENDED DIRECTORS STOCK PLAN
NEW PLAN BENEFITS
ITEM 3. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
SHAREHOLDER PROPOSALS FOR THE 2006 ANNUAL MEETING
OTHER MATTERS

THE TALBOTS, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 26, 2005

To Talbots Shareholders:
      The Annual Meeting of Shareholders of The Talbots, Inc. will be held at The John Hancock Hotel & Conference Center, 40 Trinity Place, Boston, Massachusetts, on Thursday, May 26, 2005, at 9:00 a.m., for the following purposes:

1.	To elect eight directors.

2.	To approve a ten year extension of and certain other modifications to The Talbots, Inc. Restated Directors Stock Plan. No additional shares are being proposed for approval.

3.	To ratify the appointment of Deloitte & Touche LLP as independent registered public accounting firm for the 2005 fiscal year.

4.	To act upon such other business as may properly come before the Annual Meeting.
      Shareholders of record at the close of business on April 7, 2005 are entitled to notice of and to vote at the Annual Meeting.

By order of the Board of Directors,

RICHARD T. O’CONNELL, JR.
Secretary
April 21, 2005
YOUR VOTE IS IMPORTANT. TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE VOTE YOUR PROXY, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

THE TALBOTS, INC.
One Talbots Drive
Hingham, Massachusetts 02043
www.talbots.com
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 26, 2005
PROXY STATEMENT
      This Proxy Statement is being furnished to the shareholders of The Talbots, Inc. (the “Company” or “Talbots”) in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders to be held on Thursday, May 26, 2005, at 9:00 a.m., at The John Hancock Hotel & Conference Center, 40 Trinity Place, Boston, Massachusetts and at any postponement or adjournment (the “Annual Meeting”). At the Annual Meeting, shareholders are being asked to vote on (1) the election of eight directors, (2) the approval of a ten year extension of and certain other modifications to The Talbots, Inc. Restated Directors Stock Plan (“Directors Plan”), and (3) the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2005 fiscal year.
      This Proxy Statement, Notice of Annual Meeting and proxy are first being mailed to shareholders on or about April 25, 2005.
GENERAL
      The holders of shares of Common Stock of the Company of record at the close of business on April 7, 2005 are entitled to vote such shares at the Annual Meeting. On April 7, 2005, there were 54,548,758 shares of Common Stock outstanding.
      The presence in person or by proxy of the holders of a majority of the shares outstanding on the record date is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Each shareholder is entitled to one vote, in person or by proxy, for each share of Common Stock held as of the record date on each matter to be voted on at the Annual Meeting.
      Abstentions and broker non-votes are included in determining the number of shares present or represented at the Annual Meeting for purposes of determining whether a quorum exists. Broker non-votes occur when a broker returns a proxy but does not have discretionary authority to vote on a particular proposal or voting instructions from the beneficial owner.
      Under NYSE rules, certain proposals, such as the election of directors, are considered “routine” matters and brokers generally may vote on behalf of beneficial owners who have not furnished voting instructions. For “non-routine” proposals brokers may not vote on the proposals unless they have received voting instructions from the beneficial owner.
      Shares of Common Stock represented by proxies received in time for the Annual Meeting will be voted as specified in the proxy. Unless contrary instructions are given, the proxy will be voted (i) for the election of the Board of Directors’ nominees for director, (ii) for the approval of a ten year extension of and certain other modifications to the Directors Plan, and (iii) for the ratification of the appointment of the independent registered public accounting firm. With respect to any other matters properly submitted to shareholders at the

Annual Meeting, proxies will be voted as recommended by the Board of Directors or, if no recommendation is given, in the discretion of the proxy holders.
      If any other matters are properly presented at the Annual Meeting for consideration, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place, the individuals named as proxies and acting thereunder will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. If the Annual Meeting is postponed or adjourned, your proxy will remain valid and may be voted at the postponed or adjourned meeting. You still will be able to revoke your proxy until it is voted. As of the date of this Proxy Statement, the Company is not aware of any matters that are to be presented at the Annual Meeting other than the election of directors, the approval of the amended Directors Plan and the ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm for fiscal 2005.
      Shareholders may vote by using one of three alternative methods:

(1)	by completing and mailing the proxy card; or

(2)	via the Internet, by going to the website http://www.eproxyvote.com/tlb and following the instructions for Internet voting on the proxy card; or

(3)	over the telephone, by dialing 1-877-PRX-VOTE (1-877-779-8683) and following the instructions for telephone voting on the proxy card.
      Shareholders may vote by completing and mailing the proxy card. A proxy may be revoked if, prior to the exercise of the proxy, the Secretary of the Company receives either a written revocation of that proxy or a new proxy bearing a later date. A proxy may also be revoked by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not in itself constitute revocation of a proxy.
      If a person is a participant in the Company’s 401(k) savings plan and has Common Stock in a plan account, the proxy also serves as voting instructions for the plan trustee.
      This proxy solicitation is being made by the Board of Directors of the Company and the expense of preparing, printing and mailing this Proxy Statement and proxy is being paid by the Company. In addition to use of the mails, proxies may be solicited personally, by electronic mail, by facsimile or by telephone by regular employees of the Company without additional compensation. The Company will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs in sending proxy materials to the beneficial owners of Common Stock.
      The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for annual reports and proxy statements with respect to two or more shareholders sharing the same address by delivering a single annual report and proxy statement addressed to those shareholders. This process, which is called “householding,” potentially provides convenience for shareholders and cost savings for the Company. The Company and certain brokers may deliver only one copy of the annual report and proxy statement unless contrary instructions have been received from the affected shareholders. Once you have received notice from the Company or your broker that a single copy of the annual report and proxy statement will be delivered, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate copy of the annual report and proxy statement, or if you are receiving multiple copies and wish to receive only one copy, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. To notify the Company, you may write, call or e-mail Talbots Investor Relations Department, One Talbots Drive, Hingham, Massachusetts 02043, telephone 781-741-4500 or e-mail investor.relations@talbots.com. You may also access a copy of Talbots annual report and proxy statement on the

Investor Relations section of the Company’s website, www.talbots.com. The information contained on the website is not incorporated by reference in or otherwise considered to be part of this document.
      A majority of the outstanding shares of the Company’s Common Stock is owned by Aeon (U.S.A.), Inc., a Delaware corporation (“Aeon USA”), which is a wholly owned subsidiary of Aeon Co., Ltd., a Japanese retail conglomerate (“Aeon”). Aeon USA has advised the Company that it will vote its shares for the election of the nominees for director named in this Proxy Statement, for the approval of the amended Directors Plan and for the ratification of the appointment of the independent registered public accounting firm.
ITEM 1. ELECTION OF DIRECTORS
      General. The Board of Directors proposes the election of eight nominees as directors of the Company. Directors will hold office until the next Annual Meeting or until their successors are chosen and qualified. The Company has inquired of each nominee and determined that each will serve if elected. In the event that any of the nominees should become unavailable for election, the persons named in the accompanying proxy intend to vote for such other person or persons, if any, as the Board of Directors may designate as a substitute nominee.
      Directors are elected by the affirmative vote of a plurality of the votes cast at the Annual Meeting. Abstentions and broker non-votes are not counted as votes cast in determining the plurality required to elect directors. The Board of Directors recommends that shareholders vote for such nominees for director.
      Not standing for re-election at this Annual Meeting is Elizabeth T. Kennan who has served on the Talbots Board since the Company went public in 1993. Ms. Kennan has served on the Board for more than 10 years and pursuant to the Board’s term limits policy will complete her service as a director effective as of the Annual Meeting. The Talbots Board of Directors and management as well as all Talbots associates wish to express their deepest gratitude for the wisdom and guiding presence of Ms. Kennan during her tenure on the Board.
      Set forth below is a brief description of the background of each nominee for director. All nominees are current directors of the Company.
ARNOLD B. ZETCHER
      Mr. Zetcher, 64, is Chairman of the Board, President and Chief Executive Officer of the Company. He joined the Company as President in 1987. He has been President, Chief Executive Officer and a Director of the Company since 1988 and assumed the additional position of Chairman of the Board in 2000. Mr. Zetcher was Chairman and Chief Executive Officer of John Breuner Company, a home furnishings division of BATUS, and prior to that, Chairman and Chief Executive Officer of Kohl’s Food Stores, another BATUS division. Mr. Zetcher also served as Chairman and Chief Executive Officer of Bonwit Teller in New York and served in various capacities during his 10 years with Federated Department Stores. Mr. Zetcher also serves as Chairman of the Board of the National Retail Federation and Chairman of its Executive Committee.
JOHN W. GLEESON
      Mr. Gleeson, 58, was appointed a Director of the Company in April 2004. He has been Senior Vice President and Treasurer of Walgreen Co. since January 2004 and Treasurer since 2002. From 2000 to January 2004, Mr. Gleeson was Vice President, Corporate Strategy of Walgreen Co. He also served as the Divisional Vice President, Marketing Systems and Services of Walgreen Co. from 1992 to 2000. Mr. Gleeson first joined Walgreen Co. in 1962. Mr. Gleeson also serves as a Director of AMCORE Financial, Inc. Mr. Gleeson is a member of the Audit Committee and the Corporate Governance and Nominating Committee.

YOICHI KIMURA
      Mr. Kimura, 60, was elected a Director of the Company in 2000. He is Senior Vice President, Finance, Accounting and Affiliated Companies of Aeon. Mr. Kimura was Executive General Manager, International Division of Aeon from 1999 to 2001. He was Chief Financial Officer and a Director of Aeon from 1998 to 1999 and General Manager, International Credit Supervision Division of The Dai-Ichi Kangyo Bank, Ltd. from 1994 to 1998. Mr. Kimura is a member of the Compensation Committee.
MOTOYA OKADA
      Mr. Okada, 53, was elected a Director of the Company in 1993. Mr. Okada is President and a director of Aeon. Mr. Okada was Senior Managing Director of Aeon from 1995 to 1997. Mr. Okada also served as Managing Director of Aeon from 1992 to 1995 and as a Director of Aeon from 1990 to 1992. Mr. Okada was President of Talbots Japan Co., Ltd., a subsidiary of Aeon, from 1990 to 1997. Mr. Okada is a member of the Corporate Governance and Nominating Committee.
GARY M. PFEIFFER
      Mr. Pfeiffer, 55, was appointed a Director of the Company in April 2004. He has been Senior Vice President and Chief Financial Officer of E. I. du Pont de Nemours and Company since 1997 and first joined E. I. du Pont de Nemours and Company in 1974. From January 2004 to April 2004, he served as Interim President and a Director of INVISTA, formerly DuPont Textiles & Interiors. He also serves as a Director of Quest Diagnostics, Inc. Mr. Pfeiffer is Chairperson of the Audit Committee.
SUSAN M. SWAIN
      Ms. Swain, 50, was elected a Director of the Company in 2001. She is Executive Vice President and Co-Chief Operating Officer of C-SPAN, which she joined in 1982, and has held positions of increasing responsibility including Senior Vice President, Vice President of Corporate Communications, Producer and Associate Producer. Ms. Swain also serves as an officer of National Cable Satellite Corporation, and as a Director of the C-SPAN Education Foundation, Cable in the Classroom, Inc. and the National Press Foundation. Ms. Swain is Chairperson of the Corporate Governance and Nominating Committee and a member of the Audit Committee and the Compensation Committee.
TOSHIJI TOKIWA
      Mr. Tokiwa, 65, was elected a Director of the Company in 2000. He has been Chairman of Aeon since 2000. Mr. Tokiwa was President and Chief Executive Officer of Chuo Real Estate Co., Ltd. from 1996 to 2000, Senior Managing Director of The Dai-Ichi Kangyo Bank, Ltd. from 1995 to 1996, and Director and General Manager, New York Branch, of The Dai-Ichi Kangyo Bank, Ltd. from 1993 to 1995.
ISAO TSURUTA
      Mr. Tsuruta, 55, was elected a Director of the Company in 1999. He is Executive Vice President and General Manager of Aeon USA. Mr. Tsuruta was Senior Vice President of Aeon USA from 1996 to 2000 and Vice President and Deputy General Manager of Aeon USA from 1990 to 1996.
      Director Compensation. Each non-management director receives an annual retainer of $28,000 plus expenses. The chairperson of each Board committee receives an additional annual retainer of $5,000. On June 1 of each year, non-management directors also receive an award of 4,000 restricted stock units under the

Directors Plan. Dividend equivalents are paid or credited on all restricted stock units. In addition, the Board has implemented mandatory share ownership guidelines, which require each non-management director to beneficially own a minimum of 5,000 shares of the Company’s Common Stock and/or restricted stock units (together these are referred to as “owned shares”) over a three year period. Until a director holds 5,000 owned shares, 2,000 restricted stock units are mandatorily deferred for the first two years and 1,000 restricted stock units in the third year until the director’s termination of service on the Company’s Board. Non-management directors may also voluntarily defer all or a portion of their restricted stock unit awards. Mr. Zetcher does not receive any separate compensation for his services as Chairman of the Board.
Corporate Governance
      General. Talbots is committed to establishing sound principles of corporate governance which promote honest, responsible and ethical business practices. The Company’s corporate governance practices are regularly and actively reviewed and evaluated by the Board of Directors and the Corporate Governance and Nominating Committee. This review includes comparing the Board’s current governance policies and practices with those suggested by authorities active in corporate governance as well as the practices of other public companies. Based upon this evaluation, the Board has adopted those policies and practices that it believes are the most appropriate corporate governance policies and practices for the Company.
      Board and Committee Meetings. In fiscal 2004, the Board held four meetings, the Audit Committee held eight meetings, the Compensation Committee held two meetings, and the Corporate Governance and Nominating Committee held three meetings. Each director standing for re-election attended 100% of the meetings of the Board and of the Committees of which he or she was a member.
      Board Independence and Composition. The Board determines the independence of its members through a broad consideration of all relevant facts and circumstances, including an assessment of the materiality of any relationship between the Company and a director, from both the director’s standpoint as well as that of persons or organizations with which the director may have an affiliation. In making its independence determinations, the Board considers and broadly assesses all of the information provided by each director in response to detailed inquiries concerning his or her independence and any direct or indirect business, family, employment, transactional or other relationship or affiliation of such director with the Company.
      The Board has reviewed all relationships between each outside director and the Company. The Board complies with the categorical independence criteria established by the NYSE for determining director independence and with the independence standards of the SEC for determining the independence of all Audit Committee members, and has adopted each of these categorical criteria and standards as its own categorical standards for determining director independence.
      Based on this review, the Board has affirmatively determined that John W. Gleeson, Elizabeth T. Kennan, Gary M. Pfeiffer and Susan M. Swain are all independent directors.
      Controlled Company Exemption. Talbots is a controlled company under Section 303A of the NYSE rules as a result of a majority of its outstanding shares of Common Stock being owned by Aeon USA. As a controlled company Talbots is exempt from the requirements of Sections 303A.01 (board of directors required to be comprised of a majority of independent directors), 303A.04 (nominating/corporate governance committee required to be comprised entirely of independent directors) and 303A.05 (compensation committee required to be comprised entirely of independent directors) of the NYSE rules. Nevertheless the Talbots Board has voluntarily established:

•	a nominating and corporate governance committee comprised of all non-management directors, and a committee charter satisfying the applicable NYSE requirements; and

•	a compensation committee comprised of all non-management directors, and a committee charter satisfying the applicable NYSE requirements.
      Executive Session of Non-Management Directors; Presiding Director. The Board has established a policy requiring non-management directors to meet in executive session periodically during the course of each year and has established procedures for determining which non-management director will serve as the presiding director for these executive sessions. The presiding director is designated through an annual rotation among the independent directors in order of seniority of tenure on the Board. The presiding director is responsible for coordinating the scheduling and agenda for executive sessions of the non-management directors and for all additional duties and responsibilities as the non-management directors as a group designate. In addition, it is expected that at least once a year the independent directors will meet in a separate executive session. Ms. Kennan is the current presiding director and effective as of the Annual Meeting Ms. Swain will become the presiding director.
      Audit Committee. Mr. Pfeiffer (Chairperson), Mr. Gleeson, Ms. Kennan and Ms. Swain are the current members of the Audit Committee. The Board has determined that each member of the Audit Committee is independent in accordance with the NYSE listing standards, the Company’s Corporate Governance Guidelines and Section 10A-3 of the Securities Exchange Act. The Board has also determined that Mr. Pfeiffer qualifies as an “audit committee financial expert” in accordance with SEC rules.
      The Audit Committee assists the Board in the oversight of the Company’s financial reporting practices, internal control over financial reporting and the audit process and oversees the quality, integrity and objectivity of the Company’s financial statements and the financial reporting by the Company.
      Compensation Committee. Ms. Kennan (Chairperson), Mr. Kimura and Ms. Swain are the current members of the Compensation Committee. The Compensation Committee is comprised entirely of non-management directors. Ms. Kennan and Ms. Swain are each independent in accordance with the NYSE listing standards and the Company’s Corporate Governance Guidelines.
      The principal responsibilities of the Compensation Committee are the determination of the compensation for the Chief Executive Officer and the other senior officers of the Company including salary, incentive based compensation and plan compensation, determination of awards under and administration of the Company’s equity plans, and ongoing review, in conjunction with the Board of Directors, of the compensation practices and arrangements of the Company with the goal of encouraging superior Company performance.
      Corporate Governance and Nominating Committee. Ms. Swain (Chairperson), Mr. Gleeson and Mr. Okada are the current members of the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee is comprised entirely of non-management directors. Ms. Swain and Mr. Gleeson are each independent in accordance with the NYSE listing standards and the Company’s Corporate Governance Guidelines.
      The principal responsibilities of the Corporate Governance and Nominating Committee are to regularly assess and provide recommendations to the Board concerning corporate governance policies and practices, to assess and make recommendations to the Board concerning the operation and performance of the various committees of the Board, and to identify, screen and make recommendations to the Board concerning potential director candidates.
      In identifying potential directors, the Committee seeks input from Board members and other sources in order that a variety of viewpoints are considered and acceptable candidates are identified. The Committee may also engage an independent search firm. The Committee determines which candidates are to be recommended to the Board for approval.

      Talbots directors play a critical role in guiding the Company’s long-term business strategy and in overseeing the management of the Company. Board candidates are considered based on various criteria which may change over time and as the composition of the Board changes. At a minimum, the Committee considers:

•	the appropriate mix of educational and professional background and business experience to make a significant contribution to the overall composition of the Board;

•	global business and social perspective;

•	if applicable, whether the candidate would be considered an audit committee financial expert or independent under SEC and NYSE rules and any additional independence standards of the Company;

•	demonstrated character and reputation consistent with the image and reputation of Talbots;

•	willingness to apply sound and independent business judgment;

•	ability to work productively with the other members of the Board; and

•	availability for the substantial duties and responsibilities of a Talbots director.
      The Committee also considers such other factors as may be appropriate including the current composition of the Board and evaluations of prospective candidates.
      Shareholders wishing to submit a director candidate for consideration by the Committee should submit the recommendation to The Talbots, Inc. Corporate Governance and Nominating Committee, c/o Corporate Secretary/Legal Department, One Talbots Drive, Hingham, Massachusetts 02043, in writing, not less than 120 days nor more than 150 days prior to the annual meeting date (determined based on the same date as the previous year’s annual meeting). The request is to be accompanied by the same information concerning the director candidate and the recommending shareholder as described in Section 1.11 of the bylaws for shareholder nominations for director. The Committee may request additional background or other information.
      Since going public in 1993 individual directors associated with Aeon USA, the majority shareholder, have held at least four positions on Talbots Board and the Committee anticipates that this will continue in the future. It is the policy of the Corporate Governance and Nominating Committee that all directors satisfy the above criteria for director.
      Committee Charters. The Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee each operate pursuant to a written charter adopted by the Board. Each Committee reviews its charter at least annually. Each charter is available at the Investor Relations section of the Company’s website located at www.talbots.com and is available in print to any shareholder who requests it. Information contained on the website is not incorporated by reference or otherwise considered part of this document.
      Corporate Governance Guidelines. Talbots is committed to high standards of corporate governance and ethical behavior. On the recommendation of the Corporate Governance and Nominating Committee, the Board adopted Talbots Corporate Governance Guidelines to assist the Board in providing experience, strategic guidance and oversight to the Company and its shareholders.
      The Corporate Governance Guidelines establish corporate governance policies and principles with respect to the role of the Board, meetings of the Board, Board composition and selection, director responsibilities, term limits, agenda for Board meetings, executive sessions, director orientation and continuing education, related party transactions review, legal compliance policies, strategic planning, types and composition of Board committees, Board and committee authority to engage independent advisors, director access to management, director compensation, management evaluation, management succession planning, and Board and committee evaluations. The Guidelines are available at the Investor Relations section of the Company’s website located at www.talbots.com and are also available in print to any shareholder who requests them.
      Code of Business Conduct and Ethics. The Company has adopted a Code of Business Conduct and Ethics which applies to the Company’s chief executive officer, principal financial officer and principal accounting officer as well as all other Company officers, directors and associates. The Code addresses conflicts of interest, use of Company assets, fair dealing and competition, accurate record keeping, financial disclosure, and compliance with applicable laws, rules and regulations. The Code is available at the Investor Relations section of the Company’s website located at www.talbots.com. The Code is also available in print to any shareholder who requests it. The Company will disclose at such website location any substantive amendments to the Code as well as any waivers from provisions of the Code made with respect to the chief executive officer, principal financial officer, principal accounting officer, any other executive officer or any director.
      Shareholder Communications Process; Director Attendance Policy. Talbots Board of Directors maintains a process for shareholders to communicate with the Board of Directors or with the presiding director of the Board of Directors. Shareholders wishing to communicate with the Board of Directors or with the presiding director should send any communication to The Talbots, Inc. Board of Directors, c/o Corporate Secretary/ Legal Department, One Talbots Drive, Hingham, Massachusetts 02043. Any such communication should state the number of shares owned by the shareholder.
      The Corporate Secretary will forward such communication to the Board of Directors or the presiding director, as appropriate, unless the communication is a personal or similar grievance, a shareholder proposal or related communication, an abusive or inappropriate communication, or a communication not related to the duties or responsibilities of the Board of Directors or the non-management directors. All such communications will be kept confidential to the extent possible. The Corporate Secretary will maintain a log and copies of all communications with the Board of Directors or the presiding director, for their inspection and review, and will periodically review such communications with the presiding director, the Board of Directors or the Committee Chairperson, as appropriate.
      It is the Company’s policy that directors should endeavor to attend all annual meetings. All of the nominees for election at the 2004 Annual Meeting of Shareholders attended that meeting.

Report of the Audit Committee*
      General Responsibilities. The Audit Committee assists the Board in fulfilling its oversight of:

•	the Company’s financial reporting process and the integrity of the Company’s financial statements and financial reporting;

•	the Company’s internal control environment, systems and performance;

•	the qualifications, independence and performance of the Company’s independent registered public accounting firm; and

•	the performance of the Company’s internal audit staff.
      Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls, and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. The Company’s independent registered public accounting firm performs an annual independent audit of the financial statements.
      The Audit Committee reviews with the Company’s independent registered public accounting firm the results of its audit and of its interim quarterly reviews and the overall quality of the Company’s accounting policies. The Company’s independent registered public accounting firm assists management, as necessary, in updating the Audit Committee concerning new accounting developments and their potential impact on the Company’s financial reporting. The Audit Committee also meets regularly with the Company’s independent registered public accounting firm without management present. The Audit Committee reviews and discusses with management the Company’s annual audited financial statements and quarterly financial statements, including the Company’s disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations. The Audit Committee also meets with Company management, without the Company’s independent registered public accounting firm present, to discuss management’s evaluation of the performance of the independent registered public accounting firm.
      The Audit Committee also meets regularly with the Company’s internal audit staff to discuss the Company’s internal audit process and the results of ongoing or recently completed internal audits.
      With respect to fiscal 2004, the Audit Committee:

•	reviewed and discussed the Company’s audited financial statements with Deloitte & Touche LLP and with management;

•	discussed with Deloitte & Touche LLP the scope of its services, including its audit plan;

•	reviewed the Company’s internal control processes and procedures;

•	discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended;

*	This Report of the Audit Committee is not deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or the Securities Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under either of such Acts.

•	reviewed the written disclosures and confirmation from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and discussed with Deloitte & Touche LLP their independence from management and the Company; and

•	approved the audit and non-audit services provided by Deloitte & Touche LLP during fiscal 2004.
      Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal 2004. The Audit Committee also evaluated and reappointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal 2005.
      Pursuant to Section 404 of the Sarbanes-Oxley Act, management is required to prepare as part of the Company’s 2004 Annual Report on Form 10-K a report by management on its assessment of the Company’s internal control over financial reporting, including management’s assessment of the effectiveness of such internal control. Deloitte & Touche LLP has issued an attestation report relative to internal control over financial reporting. During the course of 2004, management regularly discussed the internal control review and assessment process with the Audit Committee, including the framework used to evaluate the effectiveness of such internal controls, and at regular intervals updated the Audit Committee on the status of this process and actions taken by management to respond to issues identified during this process. The Audit Committee also discussed this process with Deloitte & Touche LLP. Management’s assessment report and the auditors’ attestation report are included as part of the 2004 Annual Report on Form 10-K.

Audit Committee
of the Board of Directors

Gary M. Pfeiffer (Chairperson)
John W. Gleeson
Elizabeth T. Kennan
Susan M. Swain

EXECUTIVE COMPENSATION
      Summary Compensation Table. The following table sets forth compensation information for the Company’s Chief Executive Officer and the other four most highly compensated executive officers of the Company.
SUMMARY COMPENSATION TABLE

						Long-Term
		Annual Compensation				Compensation

						Restricted	Number of
				Other Annual		Stock	Securities	All Other
	Fiscal			Compensation		Award(s)	Underlying	Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	($)(2)		($)(4)	Options (#)	($)(5)

Arnold B. Zetcher	2004	1,151,280	601,000	340,304		1,696,000	150,000	61,024
Chairman, President and	2003	1,107,028	809,000	168,841		1,250,000	150,000	53,018
Chief Executive Officer	2002	1,064,450	628,900	349,161		—	200,000	56,960

Harold B. Bosworth, Jr.	2004	494,000	171,900	—		848,000	75,000	11,332
Executive Vice President,	2003	475,000	256,900	—		625,000	75,000	3,641
Chief Merchandising Officer	2002	319,000	104,700	—		—	106,000	2,490

Michele M. Mandell	2004	390,000	101,800	—		678,400	60,000	12,108
Executive Vice President,	2003	375,000	202,800	—		500,000	60,000	11,066
Stores	2002	311,764	102,300	—		—	46,000	9,739

Stuart M. Stolper	2004	404,303	125,700	—		424,000	35,000	21,202
Senior Vice President,	2003	388,753	173,400	—		312,500	35,000	18,704
Human Resources	2002	373,801	122,700	—		—	46,000	18,687

Edward L. Larsen	2004	380,685	109,300	—		424,000	35,000	10,718
Senior Vice President,	2003	369,597	152,200	—		312,500	35,000	10,712
Finance, Treasurer and	2002	358,832	108,700	—		—	46,000	8,933
Chief Financial Officer

Philip H. Kowalczyk(1)	2004	100,700	350,000	79,377	(3)	—	60,000	—
Executive Vice President,
Chief Administrative Officer

(1)	Mr. Kowalczyk joined the Company as Executive Vice President, Chief Administrative Officer in October 2004. Mr. Kowalczyk’s annual salary in fiscal 2004 was $494,000. In connection with his hiring, Mr. Kowalczyk received an agreed bonus of $350,000 for fiscal 2004 and an option for 60,000 shares, which vests in one-third annual increments over a three year period beginning one year from the date of his employment.

(2)	In 2002 the Audit Committee approved an executive security and travel policy which, for security reasons, mandates that the Chief Executive Officer use the Company’s fractionally-owned aircraft for personal travel as well as business travel. Other Annual Compensation includes the net incremental cost for such mandated personal travel on the corporate aircraft. For fiscal 2002 and 2003 the Chief Executive Officer reimbursed the Company at first class airfare rates for all personal travel. For fiscal 2004 due to FAA restrictions on reimbursement Mr. Zetcher made a voluntary contribution to the Talbots Charitable Foundation in an amount approximating first class airfare for all personal travel, less income tax payable on the imputed income. For fiscal 2004, 2003 and 2002 the net incremental costs to the Company were $291,065, $136,921 and $319,929, respectively.

(3)	Represents relocation costs including selling and moving costs, temporary housing and purchase-related costs of $51,755 and tax reimbursement of $27,622 related to such costs.

(4)	The number and value of all performance accelerated restricted stock (PARS) held at January 29, 2005 were: Mr. Zetcher, 100,000 shares, $2,586,000; Mr. Bosworth, 50,000 shares, $1,293,000; Ms. Mandell, 40,000 shares, $1,034,400; Mr. Stolper, 25,000 shares, $646,500; Mr. Larsen, 25,000 shares, $646,500; and Mr. Kowalczyk, no shares. The PARS are first eligible for vesting at the end of three years from grant date subject to achieving certain targeted returns on net assets over that three year period measured against a peer group of companies, with full vesting at the end of five years from grant date, subject to continued employment. Holders of the PARS are entitled to receive all declared dividends.

(5)	The amounts shown for each executive for fiscal 2004 represent Company contributions to the Company’s Retirement Savings Voluntary Plan and Supplemental Savings Plan.
      Option Grants in Last Fiscal Year. The table below shows information on stock option grants made to the following individuals during fiscal 2004.
      The potential realizable values shown in the following table are required by the SEC and are based on arbitrarily assumed annualized rates of stock price appreciation of five percent (5%) and ten percent (10%) over the full ten-year term of the options. These stated potential realizable values are not intended to forecast possible future appreciation. Actual historical values may differ significantly. No benefit from the grant of stock options can be realized by optionees unless there is an appreciation in stock price, which will benefit all shareholders commensurately.
OPTION GRANTS IN LAST FISCAL YEAR

	Number of	% of Total			Potential Realizable Value at
	Securities	Options			Assumed Annual Rates of
	Underlying	Granted to			Stock Price Appreciation For
	Options	Employees	Exercise or		Option Term ($)
	Granted	in Fiscal	Base Price	Expiration
Name	(#)(1)	Year	($/Sh)	Date	5%	10%

Arnold B. Zetcher	150,000	14.9	$33.92	3/11/14	3,199,816	8,108,962
Harold B. Bosworth, Jr.	75,000	7.4	$33.92	3/11/14	1,599,908	4,054,481
Michele M. Mandell	60,000	6.0	$33.92	3/11/14	1,279,926	3,243,585
Stuart M. Stolper	35,000	3.5	$33.92	3/11/14	746,624	1,892,091
Edward L. Larsen	35,000	3.5	$33.92	3/11/14	746,624	1,892,091
Philip H. Kowalczyk	60,000	6.0	$26.25	11/3/14	990,509	2,510,144

(1)	Options become exercisable in one-third annual increments beginning one year from grant date.

      Option Exercises and Year-End Option Holdings. The following table shows information on option exercises during fiscal 2004 as well as fiscal 2004 year-end option holdings for the following individuals.
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

	Shares		Number of Securities	Value of Unexercised
	Acquired on		Underlying Unexercised	In-the-Money
	Exercise	Value	Options at FY-End (#)	Options at FY-End ($)
Name	(#)	Realized ($)	Exercisable/Unexercisable	Exercisable/Unexercisable

Arnold B. Zetcher	200,000	3,354,440	2,313,333/ 316,667	16,340,613/ 86,000
Harold B. Bosworth, Jr.	—	—	125,000/ 180,334	106,111/ 43,000
Michele M. Mandell	—	—	269,166/ 115,334	2,262,503/ 34,400
Stuart M. Stolper	30,667	419,006	191,066/ 73,668	1,619,603/ 20,067
Edward L. Larsen	16,000	294,200	272,332/ 73,668	1,989,585/ 20,067
Philip H. Kowalczyk	—	—	—/ 60,000	—/ —
SUMMARY OF EXISTING EQUITY COMPENSATION PLANS
      The following table sets forth certain information about the Company’s 2003 Executive Stock Based Incentive Plan and the Restated Directors Stock Plan as of January 29, 2005. These plans are the Company’s only equity compensation plans and were both previously approved by the Company’s shareholders.

(c)
Number of
securities remaining
available for further
	(a)	(b)	issuance under
	Number of securities to	Weighted-average	equity compensation
	be issued upon exercise of	exercise price of	plans (excluding
	outstanding options,	outstanding options,	securities reflected
Plan category	warrants and rights	warrants and rights	in column (a))

Equity compensation plans approved by security holders	7,578,716	$27.1634	5,405,486
Equity compensation plans not approved by security holders	-0-	-0-	-0-
Total	7,578,716	$27.1634	5,405,486
      Retirement Benefits. The Company has a tax-qualified defined benefit plan for salaried employees that provides pensions payable at retirement to each eligible employee. The Company also has a supplemental retirement plan for certain of its salaried employees that provides generally for the payment of supplemental benefits equal to that portion of pension benefits earned under the terms of the pension plan for salaried employees in excess of certain statutory limits. The amount of an employee’s benefits depends on factors including final average compensation and years of credited service up to thirty years. Benefits vest after five years of service. The following table sets forth the aggregate estimated annual retirement benefits, which would have been payable as of January 29, 2005, under the two plans.
PENSION PLAN TABLE ($)

	Years of Credited Service

Remuneration	5	10	15	20	25	30

500,000	38,959	77,917	116,876	155,834	194,793	233,752
750,000	58,959	117,917	176,876	235,834	294,793	353,752
1,000,000	78,959	157,917	236,876	315,834	394,793	473,752
1,250,000	98,959	197,917	296,876	395,834	494,793	593,752
1,500,000	118,959	237,917	356,876	475,834	594,793	713,752
1,750,000	138,959	277,917	416,876	555,834	694,793	833,752
2,000,000	158,959	317,917	476,876	635,834	794,793	953,752
2,250,000	178,959	357,917	536,876	715,834	894,793	1,073,752
      The years of credited service under the two plans, at January 29, 2005, for Mr. Zetcher, Mr. Bosworth, Ms. Mandell, Mr. Stolper, and Mr. Larsen were 17, 8, 21, 27 and 14, respectively. Covered compensation under the pension plan and the supplemental retirement plan at January 29, 2005 for Mr. Zetcher, Mr. Bosworth, Ms. Mandell, Mr. Stolper and Mr. Larsen was $1,844,422, $529,098, $468,542, $522,398 and $492,701, respectively. Mr. Kowalczyk will become a participant in the plans following one year of service. Covered compensation under the two plans includes salary and bonus and any amounts deferred under any deferred compensation plan of the Company. Benefits set forth above are computed on the basis of a straight life annuity, payable at age 65, and are subject to deduction for any benefits paid or payable from a predecessor pension plan but are not subject to deduction for social security.
Employment Agreements and Change in Control Agreements
      Employment Agreement With Mr. Zetcher. The Company has an employment agreement with Mr. Zetcher which continues until the end of fiscal 2005 and is renewable for three year terms thereafter, unless at least six months prior notice of nonrenewal is given. Mr. Zetcher may not directly or indirectly engage in or carry on any business in competition with the principal business of the Company for a period of two years after the termination of employment with the Company if such termination was made by Mr. Zetcher without good reason or by the Company for cause.
      Mr. Zetcher’s agreement provides for his employment as President and Chief Executive Officer of the Company at a base salary to be reviewed annually. Mr. Zetcher is also eligible to participate in the Company’s annual cash incentive award program under the Management Incentive Plan (“MIP”). Mr. Zetcher is also entitled to insurance, retirement and other benefits. Under his employment agreement, he is also entitled to have his spouse accompany him on all business travel at Company expense.
      Mr. Zetcher’s employment agreement also provides that if his employment is terminated by the Company without cause or by Mr. Zetcher for good reason, Mr. Zetcher will be entitled to a separation allowance in a single lump sum equal to twice the sum of (i) his annual base salary at the rate in effect at the time his employment was terminated and (ii) the annual bonus paid or payable to him for the last full fiscal year immediately prior to the date on which his employment was terminated. In addition, Mr. Zetcher would be entitled to benefits under the executive medical, dental, disability and life insurance plans of the Company for up to two years subsequent to termination. Mr. Zetcher would also have the right to exercise his vested stock options for a period of not less than three years from termination.
      In the event there is a change in control of the Company and within 24 months thereafter, Mr. Zetcher’s employment is terminated either by the Company without cause or by Mr. Zetcher for good reason, Mr. Zetcher would be entitled to an amount equal to (i) two times his annual base salary and the maximum bonus payable to him under the MIP in effect for the last full fiscal year prior to his termination date, (ii) the maximum bonus payable to him under the MIP for the year in which his employment was terminated, pro-rated for the portion of the year in which he was employed, and (iii) three times the present value of his accrued benefits under the Company’s supplemental retirement plan as of the date of termination. Any grant of restricted stock made to Mr. Zetcher will also provide for acceleration of vesting upon his termination of employment within 24 months after a change in control. Mr. Zetcher would also be entitled to insurance and other benefits for up to two years after termination.
      A change in control is defined generally to include significant changes in the stock ownership of the Company and certain changes in the Company’s Board of Directors. Good reason is defined generally to include reductions in duties or reporting responsibilities, unapproved relocations, reductions in base salary or other compensation or benefits, and material breaches of the agreement by the Company. Cause is generally defined to include failures to perform, felony conviction, certain conflicts of interest, repeated acts of material misconduct, and material breaches of the agreement by the executive.
Other Employment Agreements and Change in Control Agreements.
      The Company has an employment agreement with Mr. Bosworth which continues until the end of fiscal 2005 and is automatically renewable for three year terms thereafter unless at least six months prior notice of nonrenewal is given. Mr. Bosworth’s agreement provides for his employment as Executive Vice President and Chief Merchandising Officer at a base salary to be reviewed annually but not below a base salary of $475,000 which was set at the beginning of the employment term. Mr. Bosworth is eligible to participate in the MIP. He is also eligible to receive equity incentive compensation under the Company’s 2003 Executive Stock Based Incentive Plan (“ESBIP”).
      In December 2004, the Company entered into an employment agreement with Philip H. Kowalczyk, who was appointed to the new position of Executive Vice President and Chief Administrative Officer effective October 2004. Mr. Kowalczyk’s agreement continues until the end of fiscal 2007 and is automatically renewable for three year terms thereafter unless at least six months prior notice of nonrenewal is given. Mr. Kowalczyk’s agreement provides for his employment at a base salary to be reviewed annually but not below a base salary of $494,000. In connection with his hiring, Mr. Kowalczyk received an agreed bonus of $350,000. Beginning with the Company’s 2005 fiscal year, Mr. Kowalczyk will be eligible to participate in the MIP. Upon commencement of employment Mr. Kowalczyk also received a stock option for 60,000 shares of Common Stock which vests in one-third annual increments. The number and timing of future stock options and restricted stock awards are at the discretion of the Compensation Committee, provided that in his employment agreement the Company agreed to recommend to the Compensation Committee that Mr. Kowalczyk receive grants of 75,000 options and 25,000 shares of performance accelerated restricted stock in fiscal 2005.
      Each executive is entitled to insurance, retirement and other benefits. Mr. Kowalczyk is also entitled to reimbursement for reasonable expenses relating to his relocation including temporary living expenses, closing costs and legal fees associated with the purchase of a new principal residence, and reimbursement of broker’s fees paid on the sale of his current residence.

      The agreements with Mr. Bosworth and Mr. Kowalczyk also provide that if the executive’s employment is terminated by the Company without cause or by the executive for good reason, he will be entitled to a separation allowance in a single lump sum equal to one and one-half times the sum of (i) his annual base salary at the rate in effect on the date of termination and (ii) the annual bonus paid or payable to him for the immediately preceding fiscal year (in the case of Mr. Kowalczyk, this bonus provision applies only if the termination occurs after the 2005 fiscal year). In addition, Messrs. Bosworth and Kowalczyk would continue to be entitled to benefits under the Company’s medical and dental programs, as well as long-term disability and life insurance benefits, for up to 18 months following termination.
      Mr. Bosworth and Mr. Kowalczyk have each agreed not to directly or indirectly engage in or carry on any business in competition with the principal businesses of the Company for a period of 18 months after the termination of employment with the Company if such termination is made by the executive without good reason or by the Company for cause or on or after his normal retirement date.
      In the event there is a change in control of the Company and within 12 months thereafter Mr. Bosworth’s employment is terminated by the Company without cause or by Mr. Bosworth for good reason, Mr. Bosworth would be entitled to an amount equal to one and one-half times the sum of his annual base salary and the greater of an amount calculated under the MIP or his annual bonus for the immediately preceding year. Similarly, Mr. Kowalczyk would be entitled to a lump sum amount equal to one and one-half times the sum of his annual base salary and the target annual bonus under the MIP. Both executives would also be entitled to continue to participate in certain Company benefit programs including any disability insurance program, medical insurance program, dental insurance program, and any life insurance program, for up to 18 months after termination.
      The Company also has a change in control agreement with each of the other named executive officers as well as with certain other officers. Under each agreement, if the Company terminates such officer’s employment without cause within 12 months following a change in control, the Company would pay to such officer an amount equal to the sum of such officer’s annual base salary at the rate in effect on the date of termination and an amount calculated in accordance with the MIP. In addition, each officer would be entitled to certain insurance and other benefits for up to one year after termination.

Report on Compensation of Executive Officers*
Committee Responsibilities
      The Compensation Committee is responsible for establishing the compensation of the Chief Executive Officer and other executive officers of the Company and for establishing and administering the policies that govern the compensation to be paid to the Company’s executive officers and other senior management.
      With respect to fiscal 2004 the Compensation Committee:

•	reviewed the Company’s general compensation program, including incentive compensation plan and equity-based plans for senior management;

•	oversaw the administration and competitiveness of such policies, plans and programs;

•	evaluated the performance of the CEO against Company performance for the completed fiscal year as well as the CEO’s individual performance in leading the Company, and established the CEO’s annual salary, annual performance criteria and targets, and equity awards;

•	evaluated the performance of the other executive officers of the Company against Company performance as well as individual achievement, including the CEO’s recommendations for 2004 compensation for these executive officers;

•	established the specific financial performance goals for the CEO and each of the other executive officers under the Management Incentive Plan (“MIP”), which is the Company’s annual incentive program;

•	following the close of fiscal 2004, certified the level of achievement of the financial performance goals for fiscal 2004 and determined the fiscal 2004 annual incentive compensation award under the MIP for the CEO and each of the other executive officers; and

•	reviewed and approved fiscal 2004 equity awards for each executive officer and senior management.
The Company’s Compensation Philosophy and Policy
      The overall objective of the Company’s executive compensation program is to attract, motivate and retain the highest quality executives to manage and lead the Company and to provide annual and long term incentives to management based on both Company performance and individual performance, in order to build and sustain value for shareholders. The creation of shareholder value is among the Company’s primary financial objectives.
Compensation Comparisons and Targets
      In order to assess the general competitiveness of its compensation structure for senior management, at regular intervals the Company obtains published data of compensation practices at other companies from independent compensation experts and trade group publications. From this published data the Company has historically compared positions of similar size, scope and complexity. The companies included in these published surveys have included both apparel and non-apparel companies (the “survey group”). This survey

*	This report of the Compensation Committee is not deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or the Securities Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under either of such Acts.

group of companies has historically represented a broader range and is not necessarily the same group of companies as included in the Dow Jones U.S. Retailers Index set forth in the Performance Graph below.
      The Company’s compensation program for its executive officers consists of four basic components: base salary, annual incentive compensation under the MIP, equity-based compensation, and benefits. A significant portion of an executive’s total compensation is tied to both annual and long-term financial performance of the Company and shareholder return.
      In 2004 the Compensation Committee retained an independent compensation consulting firm to assist it in evaluating and establishing the compensation of the Company’s CEO and the other executive officers and senior management. Based on the results of the survey group of companies presented to the Compensation Committee in early 2004, base annual salaries for the named executive officers have generally been positioned approximately 10% to 15% above the median, reflecting sustained performance over long periods of service to the Company. Total cash compensation (base salary and annual cash incentive compensation under the MIP) has been overall positioned 10% to 15% above the median of the survey group assuming achievement of target performance. Total compensation (annual base salary, annual cash incentive compensation and equity awards) is generally positioned, subject to achievement of target performance, at approximately the 75th percentile of the survey group.
2004 Compensation
      Base Salary. Base salary increases for fiscal 2004 for the Company’s executive officers other than Mr. Zetcher were initially recommended by Mr. Zetcher to the Compensation Committee based on his evaluation and assessment of each individual’s level of responsibility and performance over the previous year. Mr. Zetcher’s base salary increase for fiscal 2004 was established by the Compensation Committee by equal reference to Company financial performance and his individual performance. Base salary increases also represented the Compensation Committee’s target objectives against the competitive survey group. For 2004, base salary increases were approximately 4% for the executive officer group including the CEO.
      Management Incentive Plan. The Company believes that a substantial percentage of each executive officer’s compensation should be tied directly to the financial performance of the Company as well as to the executive’s individual performance. Annual incentive compensation for fiscal 2004 for executive officers including Mr. Zetcher was determined pursuant to the MIP. All executive officers of the Company and certain other members of management are eligible to earn cash incentive awards annually under the MIP if performance objectives are achieved.
      Awards granted to executive officers pursuant to the MIP are based on a Company financial performance rating. For fiscal 2004 the financial performance goals were based on the Company’s net income. The Compensation Committee retains the discretion to reduce a computed award, but not to increase any award.
      Company target performance ratings for fiscal 2004 against the net income goals ranged from zero to a maximum achievement rating of 1.8. These ratings are then combined with the participant’s target incentive participation rate which is a percentage of base salary based on position level and for fiscal 2004 ranged from 33% of base salary for certain executive officers to 60% of base salary for the CEO. The MIP awards for fiscal 2004 for the CEO and all other executive officers were lower than maximum potential awards based on net income performance and individual performance. For 2004, annual incentive compensation based on the Company’s performance was below the target objective. The fiscal 2004 MIP awards are set forth for the CEO and other named executive officers in the Bonus column of the Summary Compensation Table above.
      Equity Based Compensation. The Board of Directors and the Compensation Committee believe that stock ownership or its equivalent by management serves to align the interests of management with the interests of the Company’s shareholders. In 2003 the Compensation Committee established a new long-term equity incentive program. The program consists of performance accelerated restricted stock combined with non-qualified stock options. The performance accelerated restricted stock is eligible for vesting at the end of three years based on the Company’s positioning within a group of comparative apparel companies in terms of return on net assets, with full vesting at the end of five years subject to continued employment. The non-qualified stock options under the program are granted at fair market value at the time of grant and vest in one-third annual increments. The 2004 equity awards set forth in the Summary Compensation Table and the Option Grant table reflect this program and the Compensation Committee’s target of long-term compensation and total remuneration against the competitive survey group described above.
Compensation for Newly Appointed Executive Vice President.
      In October 2004, the Board of Directors appointed Philip H. Kowalczyk to the new position of Executive Vice President, Chief Administrative Officer. His initial compensation reflects the competitive marketplace in securing his services for the Company. In connection with this appointment, the Compensation Committee reviewed and approved the proposed compensation arrangement for Mr. Kowalczyk.
Compliance with Internal Revenue Code Section 162(m)
      Section 162(m) of the Internal Revenue Code generally disallows a deduction to publicly traded companies to the extent of excess compensation over $1 million paid to the chief executive officer or to any of the four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Company does not believe that Section 162(m) deduction limits will apply in any material amount for fiscal 2005 and therefore the Company does not intend to change any compensation arrangements as a result of Section 162(m). The Company and the Compensation Committee will continue to review Section 162(m) matters.
Conclusion
      The Compensation Committee believes that the compensation provided to the Company’s executive officers is reasonable and appropriate. The Compensation Committee also believes that such compensation is structured to promote high levels of individual and Company performance and to create the appropriate alignment among individual achievement, Company financial performance and the interests of the Company’s shareholders.

Compensation Committee
of the Board of Directors

Elizabeth T. Kennan (Chairperson)
Yoichi Kimura
Susan M. Swain

Performance Graph
      The following graph compares the percentage change in the cumulative total shareholders’ return on the Company’s Common Stock on a year-end basis, using the last day of trading prior to the Company’s fiscal year-end, from January 28, 2000 through January 29, 2005, with the cumulative total return on the Standard & Poor’s 500 Stock Index and the Dow Jones U.S. General Retailers Index for the same period. Returns are indexed to a value of $100 and assume that all dividends were reinvested.
Comparison of Year-End Cumulative Total Return of Talbots,
S&P 500 Stock Index and Dow Jones U.S. General Retailers Index

	1/28/00	2/2/01	2/1/01	1/31/03	1/30/04	1/28/05

TALBOTS INC	100	307	213	155	196	158
Dow Jones US General Retailers Index	100	105	111	80	109	116
Standard & Poor’s 500 Index	100	99.82	84.14	65.24	87.8	92.48
      Compensation Committee Interlocks and Insider Participation. The Compensation Committee of the Board of Directors is comprised of Ms. Kennan (Chairperson), Mr. Kimura and Ms. Swain. Mr. Kimura is a director of Aeon USA and is an officer of Aeon. Set forth below is a description of certain transactions between Talbots and certain Aeon entities during fiscal 2004.
      Certain Transactions with Related Parties. Beginning in 1995, the Company established a stock repurchase program under which the Company repurchases shares of its Common Stock from the open market from time to time. Concurrently with such open market purchases, Aeon USA has committed to participate in the Company’s stock repurchase program on a pro rata basis so as to maintain substantially the same percentage stock ownership of the Company between Aeon USA and the public shareholders. During fiscal 2004, a total of 1,839,823 shares were repurchased from Aeon USA. The price of the shares purchased from Aeon USA was equal to the weighted average price of the shares paid to the public shareholders and for fiscal 2004 ranged from $27.57 to $35.30.
      Talbots has an advisory services agreement with Aeon USA under which Aeon USA provides advice and services to Talbots with respect to strategic planning and other related issues concerning the Company and maintains a working relationship on behalf of the Company with Japanese banks and other financial institutions for which Aeon USA receives an annual fee of $250,000 plus expenses.
      The Company has a services agreement with Talbots Japan Co., Ltd. (“Talbots Japan”), a subsidiary of Aeon, under which the Company renders services, primarily in the merchandising and import operations areas as requested by Talbots Japan on a cost reimbursement basis. The Company also has made its merchandising and store management information systems available to Talbots Japan, for which the Company charges back to Talbots Japan all one-time and ongoing costs related to this arrangement. The amount billed by the Company to Talbots Japan in fiscal 2004 for such services and information systems was $879,998. Also in fiscal 2004, Talbots Japan purchased from the Company $15,744,550 of Talbots merchandise for sale in the Talbots Japan stores. Payment terms to Talbots Japan are net-180 days, however, interest at a rate equal to the IRS monthly short-term AFR accrues on amounts outstanding more than 30 days after the original invoice date. At January 29, 2005, $9,057,266 was due from Talbots Japan.
      In connection with the Company’s 1993 initial public offering, the Company, through its wholly owned subsidiary, The Classics Chicago, Inc. (“Classics Chicago”), purchased the Talbots trade name and certain other trademarks (the “Trademarks”) in all countries of the world (the “Territory”) excluding Australia, New Zealand, Japan, China and certain other Asian countries (the “Excluded Countries”) from Jusco (Europe) B.V. (“Jusco (Europe)”), which had been a subsidiary of Aeon, pursuant to a trademark purchase and license agreement. All rights of Jusco (Europe) have subsequently been transferred to Aeon. Under the trademark purchase and license agreement with Classics Chicago, Talbots also obtained the non-exclusive right, for a royalty equal to 1% of net catalog sales outside the Territory, to distribute catalogs bearing the Trademarks and to make catalog sales in the Excluded Countries. This catalog license may be terminated by Aeon at any time with four months prior written notice. Talbots Japan is the non-exclusive licensee of the Trademarks in Japan and the other Excluded Countries. Under the trademark purchase and license agreement, Aeon retains the right in its discretion to disapprove the assignment by Classics Chicago of rights in the Trademarks in the Territory to any party. This retained right may be purchased by Classics Chicago at its option should Aeon attempt to sell or otherwise transfer its retained right to a third party or should Aeon and its affiliates cease to own a majority of the Company’s voting stock. The purchase price to Classics Chicago of such retained right will be the lesser of the fair market value of such retained right on the date of exercise of the option or $2.0 million. Classics Chicago licenses the right to use the Trademarks to the Company and its other subsidiaries.
      Concurrently with the Company’s 1993 IPO, Aeon USA entered into a shareholder’s agreement with the Company pursuant to which the Company agreed, subject to certain limitations, to provide Aeon USA with one demand registration right per year, upon exercise of which the Company would be obligated to register under the Securities Act of 1933 and applicable state securities law, at the expense of Aeon USA, some or all of the Company’s Common Stock beneficially owned by Aeon USA. The agreement also provides that if the Company proposes to register shares of Common Stock under the Securities Act for its own account, Aeon USA will have a right to request that the Company register Aeon USA’s shares of the Company’s Common Stock. Aeon USA would bear the incremental cost of registering its shares in any such offering. The Company and Aeon USA would also indemnify each other against certain liabilities under the Securities Act in connection with any such registration.

      In October 2004, Mr. Kowalczyk was hired as Talbots Executive Vice President, Chief Administrative Officer. Prior to his hiring he was Managing Director of KSA, a global management consulting firm headquartered in Atlanta, GA. Based on his prior employment with KSA, Mr. Kowalczyk continues to own a less than 2% nonvoting preferred stock interest in KSA, the value of which is fixed and is not related to continuing KSA performance or results. During fiscal 2004 the Company incurred fees of $2.0 million for various KSA consulting service projects and presently expects that it will incur approximately $1.7 million in fees to KSA in fiscal 2005 for currently committed consulting service projects; other projects are likely to occur in the future.
BENEFICIAL OWNERSHIP OF COMMON STOCK
      Certain Beneficial Owners. The following table sets forth certain information as to beneficial ownership of each person known to the Company to own beneficially more than 5% of the outstanding Common Stock of the Company as of March 1, 2005. Such beneficial owner has sole voting and investment power as to such shares unless otherwise indicated.

Beneficial Owner	Number of Shares	Percent of Class

Aeon (U.S.A.), Inc.	30,858,859	57.0%
520 Madison Ave.
New York, NY 10022
The TCW Group, Inc.(1)	4,047,564	7.5%
865 South Figueroa St.
Los Angeles, CA 90017

(1)	Schedule 13G filed on February 14, 2005 by The TCW Group, Inc. on behalf of the TCW Business Unit (“TCW”). TCW has shared voting power with respect to 3,800,514 shares and shared dispositive power with respect to 4,047,564 shares.
      Stock Ownership of Directors and Executive Officers. The following table sets forth the beneficial ownership of the Common Stock of the Company as of March 1, 2005 by each director of the Company, each of the individuals named in the Summary Compensation Table, and all executive officers and directors of the Company as a group. All persons listed below have sole voting and investment power with respect to such shares. No director or executive officer beneficially owns more than one percent of the total outstanding Common Stock except all directors and executive officers as a group and Mr. Zetcher who are deemed to own beneficially (including options currently exercisable and exercisable within 60 days) 9.45% and 4.70%, respectively, of the outstanding Common Stock.

Number of
Name of Beneficial Owner	Shares(1)(2)

J.W. Gleeson	10,666
E.T. Kennan	23,999
Y. Kimura	27,999
M. Okada	101,999
G.M. Pfeiffer	10,666
S.M. Swain	43,999
T. Tokiwa	27,999
I. Tsuruta	33,999

Number of
Name of Beneficial Owner	Shares(1)(2)

A.B. Zetcher	2,674,051
H.B. Bosworth, Jr.	265,345
M.M. Mandell	409,108
S.M. Stolper	296,025
E.L. Larsen	335,999
P.H. Kowalczyk	—
All executive officers and directors
as a group (20 persons)(3)	5,578,292

(1)	The listed shares include shares subject to stock options exercisable currently or within 60 days of March 1, 2005, as follows: Mr. Zetcher, 2,405,000; Mr. Gleeson, 6,666; Ms. Kennan, 19,999;

Mr. Kimura, 23,999; Mr. Okada, 53,999; Mr. Pfeiffer, 6,666; Ms. Swain, 39,999; Mr. Tokiwa; 23,999; Mr. Tsuruta, 29,999; Mr. Bosworth, 210,334; Ms. Mandell, 324,500; Mr. Stolper, 229,733; Mr. Larsen, 300,999; and all executive officers and directors as a group, 4,807,954.

(2)	Messrs. Kimura, Okada and Tokiwa are directors and officers of Aeon and/or Aeon USA and Mr. Tsuruta is an officer of Aeon USA. Each disclaims beneficial ownership of the Common Stock of the Company owned by Aeon USA and such shares are not included in their individual share ownership.

(3)	Includes 100 shares held by immediate family members.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors to file reports regarding ownership of the Company’s Common Stock with the Securities and Exchange Commission, and to furnish the Company with copies of all such filings. Based on a review of these filings, the Company believes that all filings were timely made in fiscal 2004 except for one Form 4 filing by Ms. Kennan related to a sale of shares.
ITEM 2. APPROVAL OF AMENDED DIRECTORS STOCK PLAN
General
      The Company’s shareholders are being asked to approve an extension of and certain other modifications to The Talbots, Inc. Restated Directors Stock Plan (the “Directors Plan”), which plan was initially adopted in 1995 and amended and restated in 2000.
      No additional shares have been authorized under the Directors Plan from the number of shares last approved by shareholders in 2000. Therefore, shareholders are not being asked at this Annual Meeting to approve any additional shares under the Directors Plan.
      The Directors Plan is intended to encourage increased share ownership by the non-employee members of the Board of Directors. On March 5, 2005, the Board approved the following amendments to the Directors Plan, subject to shareholder approval at the Annual Meeting:

•	an extension of the term of the Directors Plan for an additional ten year period, to May 22, 2015 (paragraph 10 of the Directors Plan);

•	a prohibition of option repricing and option replacement without shareholder approval (paragraph 9 of the Directors Plan);

•	the replacement of the existing option grant provision, which currently provides specific terms and conditions applicable to stock option grants, with language that provides the Board with discretion from time to time to grant stock options and to determine the number of options to be granted and the terms, conditions and restrictions of any such option grants (paragraph 5 of the Directors Plan);

•	The addition of language to clarify an option holder’s right to tender only mature common shares in connection with the payment of the exercise price of an option (paragraph 4(b) of the Directors Plan); and

•	The deletion of language regarding pooling of interest since such treatment is no longer permitted under generally accepted accounting principles (paragraph 7(b) of the Directors Plan).

      On June 1 of each year, each non-employee director is entitled to receive an award of 4,000 restricted stock units under the Directors Plan. Options currently are not being granted to such directors as part of their compensation. The Board reserves the right to change the number or type of awards to be made in the future under the Directors Plan.
Shares Available Under the Directors Plan
      A total of 1,060,000 shares of Common Stock have been authorized under the Directors Plan, of which 497,516 shares currently remain available for future grants of options or other stock awards. Shares to be issued under the Directors Plan are either authorized but unissued shares, treasury shares, or a combination. As of April 1, 2005, the composite price of the Company’s Common Stock on the New York Stock Exchange was $31.42 per share.
Approval Required
      In accordance with the listing requirements of the New York Stock Exchange, shareholder approval of the amended Directors Plan requires the affirmative vote of a majority of votes cast where total votes cast represent over 50% of all shares entitled to vote. Total votes cast include those cast for or against or abstaining with respect to this proposal. Broker non-votes are not counted as votes cast.
Description of the Directors Plan
      The following is a general discussion of the material features of the Directors Plan. This discussion is qualified in its entirety by reference to the full text of the Directors Plan, attached as Exhibit A.
      Eligibility for Participation. Each member of the Board of Directors of the Company who is not an employee of the Company is eligible to receive awards under the Directors Plan. There are currently seven directors who will be eligible to receive future awards under the Directors Plan.
      Administration. The Directors Plan is administered by the Board. The Board’s authority includes the right to grant options and make stock awards under the Directors Plan and to prescribe the form of agreement embodying such options grants and stock awards. The Board also has the power to interpret the Directors Plan and to adopt, amend and revoke rules and regulations for the administration of the plan as it deems appropriate. Any decision of the Board in the administration of the plan is final and conclusive. Under the Directors Plan, the Board may authorize certain officers of the Company, as may be designated from time to time, to execute and deliver documents on behalf of the Board. The Directors Plan also provides that Board members shall not be personally liable and shall be fully indemnified in connection with any action, determination or interpretation in connection with the Directors Plan to the fullest extent permitted by law.
      Awards Under the Directors Plan. Awards under the Directors Plan may consist of options, restricted stock, restricted stock units and other stock awards. No non-employee director who receives an option grant or other award has any rights as a shareholder with respect to any shares of Common Stock issuable pursuant to the option or other award until the date of the issuance of a stock certificate for such shares.
      Shares subject to forfeiture or expired awards or awards settled in cash or otherwise terminated without issuance of shares and shares withheld by or surrendered to the Company to satisfy tax withholding obligations or in payment of the exercise price of an option, will be deemed available for new awards under the Directors Plan.
      Non-Qualified Stock Options. Under the Directors Plan, the Board has the right from time to time to grant options to non-employee directors. The Board in its discretion shall determine the number of shares of Common Stock to be issued under any option and all of the terms, conditions and restrictions for such options.

Options may not be granted with an exercise price less than the fair market value of the Common Stock on the grant date.
      Stock Awards. Under the Directors Plan, the Board may from time to time grant stock awards to the non-employee directors, including shares without restriction, restricted shares, performance shares, restricted stock units or other deferred shares. The Board in its discretion shall determine the number of shares to be issued under any stock award and the terms, conditions and restrictions, if any, under such stock award. The par value of the Common Stock awarded may be paid by the Company on behalf of such non-employee director.
      The table below sets forth the determinable number of awards to be received under the Directors Plan.
NEW PLAN BENEFITS

Name and Position	Number of Stock Awards

Non-Executive Director Group (7 members)	28,000 restricted stock units*

*	Current annual aggregate of stock awards to be granted under the Directors Plan to all non-employee directors as a group, subject to the discretion of the Board of Directors.
      Beginning in June 2004, on June 1 of each year, each non-employee director is entitled to receive an award of 4,000 restricted stock units under the Directors Plan, which currently vest twelve months from the award date. The Board reserves the right to change the number, type and vesting of awards under the Directors Plan. Dividend equivalents are paid or credited on all such restricted stock units.
      Prior to June 2004, each non-employee director received an annual option grant. The total number of stock options granted under the Directors Plan to the current non-employee directors were: Mr. Gleeson, 20,000; Ms. Kennan, 100,000; Mr. Kimura, 32,000; Mr. Okada, 62,000; Mr. Pfeiffer, 20,000; Ms. Swain, 50,000; Mr. Tokiwa; 32,000; Mr. Tsuruta, 38,000; for a total grant of options for 354,000 shares to all current non-employee directors as a group. All option grants were made at fair market value of the option shares at the time of grant.
      None of the Company’s executive officers or other employees are eligible for options or stock awards under the Directors Plan. Future grants under the Directors Plan are discretionary.
      Adjustment. In the event of any change in the Company’s outstanding Common Stock by reason of a stock split, stock dividend, split-up, recapitalization, merger, consolidation, rights offering, reorganization, combination or exchange of shares, a sale of all or part of the Company’s assets, a distribution to shareholders other than a normal cash dividend, or other extraordinary or unusual event, the number and kinds of shares that may be issued under the Directors Plan and all outstanding options and stock awards shall be adjusted by the Board of Directors so that the proportionate interest of the holder shall be maintained as before the occurrence of such event.
      Change in Control. In the event of any transaction involving the liquidation or dissolution of the Company, merger or consolidation in which the Company is not the surviving corporation, or the sale or disposition of all or substantially all of the Company’s assets, all unvested options would immediately vest and all restrictions on any stock awards would immediately lapse and, in addition, provision is to be made for the assumption by any successor corporation of all outstanding options or the substitution of new options by any successor corporation or, in the discretion of the Board of Directors and subject to the terms of the Directors Plan, the Directors Plan and such awarded options would be terminated and provision would be made for payment to the participants of an amount equal to the fair market value of a share multiplied by the number of shares subject to the unexercised options less the exercise price for such options. In the event of any “Change in Control Event” as defined in the Company’s 2003 Executive Stock Based Incentive Plan, each option to the extent not then fully vested or exercisable would automatically become fully vested and exercisable and any restrictions on stock awards would automatically lapse.
      Amendment or Discontinuance. The Board may amend the Directors Plan at any time as the Board deems advisable, but no amendment shall be effective unless the same is approved by the Company’s shareholders if such shareholder approval is required by law, rule or regulation. No amendment of the Directors Plan shall materially and adversely affect the rights of any person, without the consent of such person, under any option or stock award granted under the Directors Plan. No amendment may become effective if it would cause the Directors Plan to fail to meet the applicable requirements of Rule 16b-3 of the Securities Exchange Act.
      Without the approval of shareholders, the Board will not amend or replace previously granted options in a transaction that constitutes option replacement or option “repricing”, as such term is defined in Instruction 3 to Item 402(b)(2)(iv) of Regulation S-K, as promulgated by the Securities and Exchange Commission, and as set forth in Section 303A.08 of the Listed Company Manual of the New York Stock Exchange.
      Termination. The Directors Plan will terminate upon the earlier of the adoption of a Board resolution terminating the Directors Plan, or May 22, 2015, unless further extended by the Board. No termination of the Directors Plan shall materially and adversely affect any rights or obligations of any person, without the consent of such person, under any option or stock award granted under the Directors Plan.
      Certain Federal Tax Consequences. The following is a brief description of the federal income tax consequences generally arising with respect to awards that may be granted under the Directors Plan. Options granted under the Directors Plan will be non-qualified stock options (i.e., not incentive stock options). The grant of an option (including a stock-based award in the nature of a purchase right) will create no federal income tax consequences for the participant or the Company. Upon exercising an option, the participant must generally recognize ordinary income equal to the difference between the exercise price and the fair market value of the freely transferable and nonforfeitable shares acquired on the date of exercise.
      A participant’s disposition of shares acquired upon the exercise of a non-qualified option generally will result in short-term or long-term capital gain or loss measured by the difference between the sale price and the participant’s basis in the shares (generally, the tax basis is the amount previously recognized as ordinary income in connection with the exercise of the option plus, in the case of an option).
      The Company generally will be entitled to a deduction equal to the amount recognized as ordinary income by the participant in connection with options. The Company generally is not entitled to a tax deduction relating to amounts that represent a capital gain to a participant.
      With respect to other awards granted under the Directors Plan that result in a transfer to the participant of shares that are either not restricted as to transferability or not subject to a substantial risk of forfeiture, the participant must generally recognize ordinary income equal to the fair market value of the shares actually received. The Company generally will be entitled to a deduction for the same amount. With respect to awards involving shares or other property that is restricted as to transferability and subject to a substantial risk of forfeiture, the participant must generally recognize ordinary income equal to the fair market value of the shares or other property received at the earliest time the shares or other property become transferable or not subject to a substantial risk of forfeiture.
      The foregoing provides only a general description of the application of federal income tax laws to certain types of awards under the Directors Plan. This discussion is intended for the information of shareholders considering how to vote at the Annual Meeting and not as tax guidance to participants in the Directors Plan, as the consequences may vary with the types of awards made, the identity of the recipients and the method of payment or settlement. Different tax rules may apply, including in the case of variations in transactions that are permitted under the Directors Plan. The summary does not address the effects of other federal taxes or taxes imposed under state, local or foreign tax laws.
      The Board of Directors recommends that shareholders vote for approval of the amended Directors Plan.
ITEM 3. RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP as the Company’s independent registered public accounting firm to perform an integrated audit of the Company for the 2005 fiscal year. Deloitte & Touche LLP has served as the Company’s independent registered public accounting firm since 1988. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will be available to respond to appropriate questions and to make such statements as they may desire.
      The fees paid or payable for services rendered by Deloitte & Touche LLP and its affiliates (collectively “Deloitte & Touche”) for fiscal 2004 and 2003 were as follows:

	2004	2003

Audit fees	$1,282,700	$877,700

Audit-related fees	$50,000	$42,000

Tax fees	$65,275	$29,000

All other fees	$47,748	$59,067

Total fees	$1,445,723	$1,007,767

(1) “Audit fees” consisted of fees for professional services performed for the audit of the Company’s annual financial statements and review of quarterly financial statements as well as services that are normally provided by Deloitte & Touche in connection with certain statutory or regulatory filings or engagements. Fiscal 2004 audit fees also included the audit of the Company’s internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act.

(2) “Audit-related fees” consisted of fees for employee benefit plan audits.

(3) “Tax fees” consisted of fees for tax planning, compliance and advisory services.

(4) “All other fees” consisted primarily of fees for license renewal for tax return software and related charges.
      The Audit Committee has established a policy concerning the pre-approval of the audit and non-audit services to be provided by the independent registered public accounting firm to the Company. The policy requires that all services to be performed by Deloitte & Touche, the Company’s independent registered public accounting firm, including audit services, audit-related services and permitted non-audit services, be pre-approved by the Audit Committee. Specific services provided by the independent registered public accounting firm are regularly reviewed in accordance with the pre-approval policy. At subsequent Audit Committee meetings, the Audit Committee receives updates on services being provided by the independent registered public accounting firm, and management may present additional services for approval. The procedures permit limited amounts of services to be approved by one or more members of the Audit Committee pursuant to authority delegated by the Audit Committee. During fiscal 2004, each new engagement of Deloitte & Touche was approved in advance by the Audit Committee.

      Ratification of the appointment of the independent registered public accounting firm for fiscal 2005 requires the affirmative vote of holders of a majority of the shares of Common Stock present in person or by proxy and entitled to vote at the Annual Meeting. Abstentions would have the same effect as a vote against ratification.
SHAREHOLDER PROPOSALS FOR THE 2006 ANNUAL MEETING
      Any proposal of a shareholder intended to be presented at the Company’s 2006 Annual Meeting of Shareholders must be received by the Secretary of the Company, for inclusion in the Company’s proxy statement, notice of meeting and proxy relating to the 2006 Annual Meeting, not later than December 26, 2005.
      The Company’s bylaws establish an advance written notice procedure for shareholders seeking to nominate candidates for election as directors at any annual meeting of shareholders, or to bring business before an annual meeting of shareholders of the Company. The bylaws provide that only persons who are nominated by or at the direction of the Board, or by a shareholder who has given timely written notice to the Secretary of the Company prior to the meeting at which directors are to be elected, will be eligible to be considered for election as directors of the Company at the annual meeting. The bylaws also provide that at any meeting of shareholders only such business may be conducted as has been brought before the meeting by or at the direction of the Board or, in the case of an annual meeting of shareholders, by a shareholder who has given timely written notice to the Secretary of the Company of such shareholder’s intention to bring such business before the meeting. Under the bylaws, for any such shareholder notice to be timely, such notice must be received by the Company in writing not less than 60 days nor more than 90 days prior to the meeting, or in the event that less than 70 days’ notice or prior public disclosure of the date of the annual meeting is given or made to shareholders, to be timely, notice by the shareholder must be received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting or such public disclosure was made. Under the bylaws, a shareholder’s notice must also contain certain information specified in the bylaws.
      Shareholders, upon written request to the Investor Relations Department of the Company, One Talbots Drive, Hingham, Massachusetts 02043, may receive, without charge, a copy of the Company’s Annual Report on Form 10-K, including the financial statements, any financial statement schedules and list of exhibits, required to be filed with the SEC for the 2004 fiscal year. The Company’s Annual Report on Form 10-K is also available without charge through the Company’s website, www.talbots.com.
OTHER MATTERS
      As of the date of this Proxy Statement, the Company knows of no business that will be presented for consideration at the Annual Meeting other than the items referred to above. Proxies in the enclosed form will be voted in respect of any other business that is properly brought before the Annual Meeting as recommended by the Board of Directors or, if no such recommendation is given, in the discretion of the proxy holders.

Exhibit A
The Talbots, Inc.
Restated Directors Stock Plan
(as amended through March 5, 2005)
      1.     Purpose. The purpose of The Talbots, Inc. Restated Directors Stock Plan (the “Plan”) is to advance the interests of The Talbots, Inc. (the “Company”) and its shareholders by encouraging increased share ownership by certain members of the Board of Directors of the Company (the “Board”) in order to promote long-term shareholder value through continuing ownership of the Company’s common shares.
      2.     Administration. The Plan shall be administered by the Board. The Board shall have all the powers vested in it by the terms of the Plan, such powers to include authority (within the limitations described herein) to prescribe the form of the agreement embodying awards of nonqualified stock options (“Options”) and awards of shares of common stock of the Company (“Stock Awards”) made under the Plan. The Board shall, subject to the provisions of the Plan, have the right to grant Options and make Stock Awards under the Plan and shall have the power to construe the Plan, to determine all questions arising thereunder and to adopt, amend and revoke such rules and regulations for the administration of the Plan as it may deem desirable. Any decisions of the Board in the administration of the Plan, as described herein, shall be final and conclusive. The Board authorizes each of the Chairman, President and Chief Executive Officer, the Chief Financial Officer or the Senior Vice President, Human Resources (or any other officer of the Company as any such officer may designate from time to time) to execute and deliver documents on behalf of the Board. No member of the Board shall be liable for anything done or omitted to be done by him or her or by any other member of the Board in connection with the Plan, except for his or her own willful misconduct and except as otherwise expressly provided by statute. All members of the Board shall be indemnified by the Company with respect to any action, determination or interpretation in connection with the Plan to the fullest extent permitted by law.
      3.     Participation. Each member of the Board who is not an employee of the Company (an “Eligible Director”) shall be eligible to receive Options and/or Stock Awards under the Plan.
      4.     Awards under the Plan.
      (a) Type of Awards. Awards under the Plan shall include only (i) Options, which are rights to purchase shares of common stock of the Company (“common shares”), subject to the terms, conditions and restrictions specified in Paragraph 5 below and (ii) Stock Awards for common shares, which may be issued subject to the terms and conditions specified in Paragraph 6 below.
      (b) Maximum Number of Shares That May be Issued. There may be issued under the Plan pursuant to the exercise of Options and/or as Stock Awards an aggregate of not more than 1,060,000 common shares, subject to adjustment as provided in Paragraph 7 below. If any Option or Stock Award is cancelled or terminates, or if any Option expires unexercised, in whole or in part, any common shares that would otherwise have been issuable pursuant thereto will be available for issuance under new awards, to the extent permitted by Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, to the extent permitted by Rule 16b-3, the holder of an award hereunder shall have the right to have withheld or to tender any common shares to the Company in connection with the payment of the exercise price of an Option (with respect to the exercise price, only mature shares) or the withholding of federal, state or local income taxes or other taxes upon the exercise of any Option or upon the making or vesting of any Stock Award, and any such common shares so withheld or tendered will be available for issuance of new awards under the Plan.

      (c)     Reservation of Shares. The Company shall reserve for purposes of the Plan that number of common shares described in Paragraph 4(b) above, from its authorized but unissued common shares or from common shares held in the Company’s treasury or partly from each. No fractional shares shall be issued with respect to Options or Stock Awards.
      (d)     Rights with Respect to Shares. An Eligible Director to whom an Option or Stock Award is granted or made (and any person succeeding to such Eligible Director’s rights under the Plan) shall have no rights as a shareholder with respect to any common shares issuable pursuant to any such Option or Stock Award until the date of the issuance of a stock certificate for such shares. Except as provided in Paragraph 7 below, no adjustment shall be made for dividends, distributions or other rights (whether ordinary or extraordinary, and whether in cash, securities or other property) for which the record date is prior to the date such stock certificate is issued.
      5.     Non-Qualified Stock Options. The Board shall have the right, in its discretion from time to time, to award Options to Eligible Directors. The Board shall determine the number of common shares to be issued to an Eligible Director under any Option and all of the terms, conditions and restrictions under such Options. Options may not be granted with an exercise price less than the fair market value of the Company’s common stock on the grant date. Each grant of Options under the Plan shall be evidenced by an instrument in such form and with such terms, conditions and restrictions, if any, as the Board may approve from time to time in accordance with the Plan.
      6.     Stock Awards. The Board shall have the right, in its discretion from time to time, to make Stock Awards to Eligible Directors, including without limitation awards of shares without restriction, restricted shares, performance shares and deferred shares. The Board shall determine the number of common shares to be issued to an Eligible Director under any Stock Award and all of the terms, conditions and restrictions, if any, under such Stock Award. The par value of the common shares so awarded may be paid by the Company on behalf of such Eligible Director. Each Stock Award under the Plan shall be evidenced by an instrument in such form and with such terms, conditions and restrictions, if any, as the Board may approve from time to time in accordance with the Plan.
      7.     Dilution and Other Adjustments.
      (a) In the event of any change in the outstanding common shares of the Company by reason of any stock split, stock dividend, split-up, recapitalization, merger, consolidation, rights offering, reorganization, combination or exchange of shares, a sale by the Company of all or part of its assets, any distribution to shareholders other than a normal cash dividend, or other extraordinary or unusual event, the number or kind of shares that may be issued under the Plan, and all outstanding Options and Stock Awards, shall be adjusted by the Board so that the proportionate interest of the holder shall be maintained as before the occurrence of such event. Such adjustments by the Board shall be conclusive and binding for all purposes of the Plan.
      (b) In the event of a transaction involving (i) the liquidation or dissolution of the Company, (ii) a merger or consolidation in which the Company is not the surviving corporation, or (iii) the sale or disposition of all or substantially all of the Company’s assets, all unvested Options shall immediately vest and all restrictions on any Stock Awards shall immediately lapse and, in addition, provision shall be made in connection with such transaction for the assumption of all outstanding Options by any successor corporation, or the substitution for such Options of new options of any successor corporation, with appropriate adjustment as to the number and kind of shares and the purchase price for shares thereunder, or, in the discretion of the Board, the Plan and the Options issued hereunder shall terminate on the effective date of such transaction and appropriate provision shall be made for payment to the participant of an amount in cash equal to the fair market value of a common share multiplied by the number of common shares subject to the unexercised Options less the exercise price for such Options.

      (c) In the event of a “Change in Control Event” as defined in The Talbots, Inc. 2003 Executive Stock Based Incentive Plan, each Option to the extent not then fully vested or fully exercisable shall automatically become fully vested and fully exercisable and any restrictions on all Stock Awards shall automatically lapse.
      8.     Miscellaneous Provisions.
      (a) Except as expressly provided for in the Plan, no Eligible Director or other person shall have any claim or right to be granted an Option or Stock Award under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any Eligible Director any right to be retained in the service of the Company whether as a director or otherwise.
      (b) To the extent permitted by law, a participant’s rights and interests under the Plan may not be assigned, transferred, hypothecated or encumbered in whole or in part, either directly or by operation of law or otherwise (except in the event of a participant’s death, by will or the laws of descent and distribution), including, but not by way of limitation, execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner, and no such right or interest of any participant in the Plan shall be subject to any obligation or liability of such participant.
      (c) No common shares shall be issued hereunder unless counsel for the Company shall be satisfied that such issuance will be in compliance with all applicable federal, state, local and foreign securities, securities exchange and other applicable laws, rules and requirements, including, without limitation, registration of all common shares issuable under the Plan with the Securities and Exchange Commission and the listing of all such common shares with the applicable national securities exchange.
      (d) It shall be a condition to the obligation of the Company to issue any shares under any Stock Award or to issue common shares upon exercise of an Option that the participant (or any beneficiary or person entitled to act hereunder) pay to the Company, upon its demand, such amount as may be requested by the Company for the purpose of satisfying any liability to withhold federal, state, local or foreign income or other taxes. If the amount requested is not paid, the Company may refuse to issue any shares under any Option or Stock Award.
      (e) The expenses of the Plan shall be borne by the Company.
      (f) By accepting any Option, Stock Award or other benefit under the Plan, each participant and each person claiming under or through such participant shall be conclusively deemed to have indicated his or her acceptance and ratification of, and consent to, any action taken under the Plan by the Company or the Board.
      (g) The appropriate officers of the Company shall cause to be filed any reports, returns or other information regarding Options or Stock Awards hereunder or any common shares issued pursuant thereto as may be required by Section 13 or 15(d) of the Exchange Act or any other applicable statute, rule or regulation.
      (h) The Plan is intended to comply with Rule l6b-3 promulgated under the Exchange Act and is further intended to be administered in the manner specified in that Rule, and the Board shall interpret and administer the provisions of the Plan or awards granted hereunder in a manner consistent therewith. Any provisions inconsistent with such Rule shall be inoperative and shall not affect the validity of the Plan or any awards granted hereunder.

      9.     Amendment or Discontinuance. The Plan may be amended at any time and from time to time by the Board as the Board shall deem advisable; provided, however, that no amendment shall become effective without shareholder approval if such shareholder approval is required by law, rule or regulation, and provided further, to the extent required by Rule 16b-3 of the Exchange Act as in effect from time to time, Plan provisions relating to the amount, price and timing of Options shall not be amended more than once every six months, except that the foregoing shall not preclude any amendments to comport with changes in the Internal Revenue Code of 1986, the Employee Retirement Income Security Act of 1974, or the respective rules thereunder in effect from time to time. No amendment of the Plan shall materially and adversely affect any right of any person with respect to any Option or Stock Award theretofore granted without such person’s written consent. No amendment may become effective if it would cause the Plan to fail to meet the applicable requirements of Rule 16b-3.
      Without the approval of shareholders, the Board will not amend or replace previously granted Options in a transaction that constitutes option replacement or option “repricing,” as such term is used in Instruction 3 to Item 402(b)(2)(iv) of Regulation S-K, as promulgated by the Securities and Exchange Commission, and as set forth in Section 303A.08 of the Listed Company Manual of the New York Stock Exchange.
      10.     Termination. The Plan shall terminate upon the earlier of the following dates or events to occur, unless further extended by the Board:

(a)	upon the adoption of a resolution of the Board terminating the Plan; or

(b)	May 22, 2015.
      No termination of the Plan shall materially and adversely affect any of the rights or obligations of any person, without the consent of such person, under any Option or Stock Award theretofore granted under the Plan.

1247-PS-05

Company Highlights for Fiscal 2004

•	Company net sales for fiscal 2004 increased 6% to $1,697.8 million.

•	Net income was $95.4 million, or 5.6% of net sales.

•	The Company opened 75 new stores and circulated approximately 46 million catalogs.

•	The Company reported earnings per diluted share of $1.70.

•	The Company increased its quarterly dividend from $0.10 to $0.11 per share, with 2004 being the tenth consecutive year with an increase in cash dividend payout.

•	The Company opened its 1,000th store in Williamsburg, VA and ended the year with a total of 1,049 stores.

[1247 — THE TALBOTS, INC.] [FILE NAME: ZTLB72.ELX] [VERSION — (4)] [04/13/05] [orig. 03/10/05]

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL                                                                               ZTLB72

PROXY

THE TALBOTS, INC. ANNUAL MEETING OF SHAREHOLDERS

May 26, 2005
This Proxy is Solicited on Behalf of the Board of Directors of The Talbots, Inc.

     The undersigned hereby appoints Edward L. Larsen, Stuart M. Stolper, and Richard T. O’Connell, Jr., and each or any of them, with power of substitution, proxies for the undersigned and authorizes each of them to represent and vote, as designated, all of the shares of stock of The Talbots, Inc. (the “Company”) which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of the Company to be held at The John Hancock Hotel & Conference Center, 40 Trinity Place, Boston, Massachusetts on May 26, 2005, at 9:00 a.m., and at any adjournment or postponement of such meeting.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO CONTRARY DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” ALL PROPOSALS. PLEASE VOTE PROMPTLY.

SEE REVERSE
SIDE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

SEE REVERSE
SIDE

C/O EQUISERVE TRUST COMPANY, N.A.	THIS IS YOUR PROXY. YOUR VOTE IS IMPORTANT.
P.O. BOX 8694
EDISON, NJ 08818-8694

Your vote is important. Please vote immediately.

OR
Vote-by-lnternet Log on to the Internet and go http://www.eproxyvote.com/tlb OR Vote-by-Telephone Call toll-free 1-877-PRX-VOTE (1-877-779-8683)
If you vote over the Internet or by telephone, please do not mail your card.

[1247 — THE TALBOTS, INC.] [FILE NAME: ZTLB71.ELX] [LOGO — ZTALBO] [VERSION — (4)] [04/13/05] [orig. 03/10/05]

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

ZTLB71

1247

☒	Please mark votes as in this example.

1.	ELECTION OF DIRECTORS

To elect the following Nominees as Directors:

Nominees: (01 (Arnold B.Zetcher, (02) John W. Gleeson, (03) Yoichi Kimura, (04) Motoya Okada, (05) Gary M. Pfeiffer, (06) Susan M. Swain, (07) Toshiji Tokiwa and (08) Isao Tsuruta

FOR ALL NOMINEES	☐	☐	WITHHELD FROM ALL NOMINEES

☐

For all nominee(s) except as written above

2.	APPROVAL OF MODIFICATIONS TO THE RESTATED DIRECTORS STOCK PLAN	FOR	AGAINST	ABSTAIN
	To approve a ten year extension and other modifications to the Restated Directors Stock Plan.	☐	☐	☐

3.	RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS	FOR	AGAINST	ABSTAIN
	To ratify the appointment of Deloitte & Touche LLP as independent registered public accountants for the 2005 fiscal year.	☐	☐	☐

	MARK HERE IF YOU PLAN TO ATTEND THE MEETING			☐

	MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT			☐

(Please sign exactly as your name or names appear hereon. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.)

Signature:	Date:	Signature:	Date: